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                                                                   EXHIBIT 99.1

COMPANY PRESS RELEASE

SALTON/MAXIM HOUSEWARES, INC. ANNOUNCES FORMAL INTENT TO REPURCHASE SHARES OWNED BY WINDMERE-DURABLE HOLDINGS, INC.

- RETAINS LEHMAN BROTHERS INC. AND CENTRE PARTNERS MANAGEMENT LLC TO ARRANGE FINANCING -

MOUNT PROSPECT, III.--(BUSINESS WIRE)--June 26, 1998-- Salton/Maxim Housewares, Inc. (Nasdaq: SALT - news) today announced that it has given written notice to Windmere-Durable Holdings, Inc., which holds approximately 50% of Salton, of its intention to repurchase the 6,535,072 shares of Salton held by Windmere in accordance with the previously disclosed agreement between the parties.

According to the agreement, originally announced on May 7, 1998, the purchase price would be $12 per share in cash plus a six and one-half year, $15 million subordinated promissory note which bears interest at 4% per annum and is offset by 5% of the total amount paid by Salton for products purchased from Windmere and its affiliates during the term of the note. In connection with the repurchase, (i) Windmere would simultaneously pay in full its $10.8 million promissory note to Salton, and (ii) Salton would repurchase for approximately $3.3 million an option owned by Windmere to purchase up to 458,500 shares of Salton stock. If Salton fails to close the repurchase on or prior to October 30, 1998, then Windmere will have the right to acquire shares of Salton which it does not own in a tender offer and/or merger for $14.27 per share in cash or in registered shares of Windmere common stock.

Mr. Frank Devine, chairman of the Special Committee of the Board of Directors of Salton, said, "The Special Committee has determined that the repurchase of the Salton shares held by Windmere is in the best interests of Salton and its stockholders (other than Windmere). Salton has received a letter from Lehman Brothers Inc. to the effect that, as of the date of such letter and based upon and subject to certain matters stated therein, Lehman Brothers is highly confident of its ability to arrange a senior secured credit facility for Salton in the amount of up to $140 million. Salton has also received a letter from Centre Partners Management LLC to the effect that, as of the date of such letter and based upon and subject to certain matters stated therein, Centre Partners is highly confident of its ability to make a $40 million convertible preferred stock equity investment in Salton through its affiliated entities. The preferred stock would be non-dividend bearing and would have a conversion price of $17 per share."

The closing of the repurchase of Windmere's 50% interest is subject to a number of conditions, including that the closing occur on or prior to October 30, 1998. While Salton is currently negotiating definitive agreements with each of Lehman Brothers and Centre Partners, there can be no assurance that Salton will obtain Finds from such entities. If Salton fails to close the repurchase of Windmere's 50% interest, there can be no assurance that Windmere will acquire any of the shares of Salton which it does not own.
 .....................
Contact:

     Salton/Maxim Housewares, Inc.
     William Rue
     Chief Operating Officer
     (847)-803-4600
     or
     Investor Relations:
     Cheryl Schneider/Gordon McCoun
     Press: Michael McMullan
     Morgen-Walke Associates
     (212) 850-5600